Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com
Park Hotels & Resorts Inc. Reports Fourth Quarter and Full-Year 2023 Results
and Announces First Quarter Dividend of $0.25 Per Share
TYSONS, VA (February 27, 2024) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today announced results for the fourth quarter and full year ended December 31, 2023 and provided an operational update.
Selected Statistical and Financial Information
(unaudited, amounts in millions, except RevPAR, ADR, Total RevPAR and per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change(1)		2023	2022	Change(1)
Comparable RevPAR	$178.25	$171.21	4.1%		$178.62	$164.33	8.7%
Comparable Occupancy	71.0%	69.5%	1.5	% pts	72.7%	67.8%	4.9	% pts
Comparable ADR	$250.93	$246.35	1.9%		$245.80	$242.61	1.3%

Comparable Total RevPAR	$287.21	$273.91	4.9%		$285.50	$259.19	10.2%

Net income	$188	$35	437.1%		$106	$173	(38.7)%
Net income attributable to stockholders	$187	$34	450.0%		$97	$162	(40.1)%

Operating income	$276	$84	229.6%		$343	$296	16.1%
Operating income margin	42.0%	12.6%	2,940	bps	12.7%	11.8%	90	bps

Comparable Hotel Adjusted EBITDA	$171	$167	2.1%		$680	$623	9.1%
Comparable Hotel Adjusted EBITDA margin(2)	27.5%	28.2%	(70)	bps	27.8%	28.1%	(30)	bps

Adjusted EBITDA	$163	$159	2.5%		$659	$606	8.7%
Adjusted FFO attributable to stockholders	$110	$101	8.9%		$439	$352	24.7%

Earnings per share - Diluted(1)	$0.88	$0.15	486.7%		$0.44	$0.71	(38.0)%
Adjusted FFO per share – Diluted(1)	$0.52	$0.45	15.6%		$2.04	$1.54	32.5%
Weighted average shares outstanding – Diluted	210	224	(14)		215	228	(13)
______________________________________________
(1)Amounts are calculated based on unrounded numbers.
(2)For both the three months and year ended December 31, 2023, (50) bps of the change represents the impact of the disruption from the renovations at both the Bonnet Creek Orlando complex and the Casa Marina Key West hotel.

Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer, stated, "2023 was a year of outstanding accomplishments for Park as we executed on our strategic objectives, exceeded our operational goals, and meaningfully strengthened our balance sheet, while delivering sector-leading total returns for shareholders. As we previously reported, our portfolio's performance was strong during the fourth quarter, with Comparable RevPAR increasing over 4% compared to the fourth quarter of 2022, or over 6% if excluding disruption from renovations, primarily at the Casa Marina Key West resort, where operations were largely suspended during the quarter, and the Bonnet Creek Orlando complex. For the full year, both Comparable RevPAR and Adjusted EBITDA increased by nearly 9% from the prior year and exceeded the midpoint of our full-year guidance. In addition to our operating achievements, we remained laser-focused on creating long-term shareholder value and executed important strategic capital allocation initiatives over the past year, returning over $630 million in capital to shareholders, including the repurchase of 14.6 million shares of common stock for $180 million and paying over $450 million of dividends. In addition, we reinvested nearly $300 million back into our current portfolio and will continue to reinvest in our portfolio, including nearly $90 million on upcoming key renovation projects.

Turning to 2024, we are excited for the expected benefits from the nearly $400 million invested over the past two years on transformative renovation projects at Casa Marina Key West, the Tapa Tower at the Hilton Hawaiian Village and the Bonnet Creek Orlando complex, which began 2024 with the highest full-year Group Revenue Pace in the complex's history. Additionally, strong convention calendars and expected increases in group demand at our New Orleans, Chicago, San Diego and Miami hotels, coupled with ongoing strength in leisure and group demand at our Hawaii hotels from both domestic and international travel create a favorable backdrop for Park. The year is off to a strong start, with January Comparable RevPAR up 13.4% compared to last year and February Comparable RevPAR currently expected to exceed last year by over 8%, reinforcing our positive outlook for our portfolio this year that has allowed us to increase our recurring quarterly dividend by 67% to $0.25 from $0.15 per share.”
Additional Highlights
•In February 2024, S&P Global raised Park's credit rating by two notches to BB- from B as a result of improved leverage following Park's effective exit from the Hilton San Francisco Hotels;
•Completed the multi-phased renovation project of the 1,021-room Tapa Tower at the Hilton Hawaiian Village Waikiki Beach Resort in December 2023, and, in early 2024, completed the nearly $230 million transformative expansion and full-scale renovation of the Waldorf Astoria Orlando and Signia by Hilton Orlando Bonnet Creek hotels and the approximately $80 million full-scale renovation at the Casa Marina Key West, Curio Collection;
•Declared a total of $2.15 per share in dividends to stockholders during 2023, which includes dividends of $1.70 per share declared during the fourth quarter of 2023. The fourth quarter dividend consisted of a special cash dividend of $0.77 per share as a result of the effective exit from the Hilton San Francisco Hotels and Park's fourth quarter dividend of $0.93 per share based on 2023 operating results;
•During 2023, repurchased 14.6 million shares of common stock for a total purchase price of $180 million;
•Park received the 2023 Nareit Leader in the Light Award for the hospitality sector for the second year in a row, highlighting Park's commitment to superior and consistent sustainability practices. Park was also recognized by Newsweek as one of America's Most Trustworthy Companies for 2023 and recently, recognized as one of America's Most Responsible Companies for 2024, the fourth time Park has been included in the annual survey;
•Beginning in October 2023, Park no longer had control of or an economic interest in the operations of the 1,921-room Hilton San Francisco Union Square and 1,024-room Parc 55 San Francisco – a Hilton Hotel (collectively, the "Hilton San Francisco Hotels") as the hotels were placed into court-ordered receivership. The receiver has full authority over the hotels and, until no later than November 1, 2024, has the ability to sell the hotels. The court order contemplates the receivership will end with a nonjudicial foreclosure by December 2, 2024, if the hotels are not sold within the predetermined sale period;
•In June 2023, fully repaid the $75 million mortgage loan secured by the 403-room W Chicago – City Center;
•In March 2023, purchased two parcels of land, including all improvements, adjacent to the Hilton Hawaiian Village Waikiki Beach Resort, for approximately $18 million, which are intended for the development of an additional tower at the Hilton Hawaiian Village Waikiki Beach Resort; and
•In January 2023, sold the 508-room Hilton Miami Airport hotel for gross proceeds of $118.25 million, or $233,000 per key, 14.0x the hotel's 2019 Adjusted EBITDA (or 11.1x when excluding anticipated capital expenditures), and at a capitalization rate of 6.2% on the hotel's 2019 net operating income (or 7.9% excluding anticipated capital expenditures). Park utilized $50 million of the net proceeds to fully repay the outstanding balance on the revolving credit facility ("Revolver"). Additionally, in June 2023, the 182-room Embassy Suites Phoenix Airport hotel was removed from Park's portfolio following the ground lessor's termination of the ground lease prior to its scheduled expiration in November 2031.

Operational Update
Changes in Park's 2023 Comparable ADR, Occupancy and RevPAR compared to the same periods in 2022, and 2023 Comparable Occupancy were as follows:

	Comparable ADR	Comparable Occupancy		Comparable RevPAR	Comparable Occupancy
	2023 vs 2022	2023 vs 2022		2023 vs 2022	2023
Q1 2023	4.8%	12.4	% pts	28.4%	67.3%
Q2 2023	0.8	3.3		5.3	76.9
Q3 2023	(0.9)	2.7		2.8	75.3

Oct 2023	2.3	1.9		4.9	77.3
Nov 2023	2.0	2.7		5.9	71.4
Dec 2023	1.3	0.1		1.4	64.4
Q4 2023	1.9	1.5		4.1	71.0

	2024 vs 2023	2024 vs 2023		2024 vs 2023	2024
Jan 2024	4.1	5.3		13.4	65.0
Changes in Park's 2023 Comparable ADR, Occupancy and RevPAR for the three months and year ended December 31, 2023 compared to the same periods in 2022, and 2023 Comparable Occupancy for the three months and year ended December 31, 2023 by hotel type were as follows:

	Three Months Ended December 31,
	Comparable ADR	Comparable Occupancy		Comparable RevPAR	Comparable Occupancy
	2023 vs 2022	2023 vs 2022		2023 vs 2022	2023
Resort	0.7%	0.4	% pts	1.2%	74.4%
Urban	4.3	2.1		7.6	69.9
Airport	(0.4)	2.9		3.8	70.5
Suburban	1.7	0.8		3.0	63.3
All Types	1.9	1.5		4.1	71.0

	Year Ended December 31,
	Comparable ADR	Comparable Occupancy		Comparable RevPAR	Comparable Occupancy
	2023 vs 2022	2023 vs 2022		2023 vs 2022	2023
Resort	(1.0)%	2.6	% pts	2.4%	77.4%
Urban	3.5	7.4		15.7	69.8
Airport	5.4	3.8		11.2	73.6
Suburban	3.4	5.4		12.7	64.7
All Types	1.3	4.9		8.7	72.7
The Comparable Rooms Revenue mix for the three months and year ended December 31, 2023 and 2022 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change	2023	2022	Change
Group	27.8%	26.6%	1.2%	28.0%	25.6%	2.4%
Transient	64.6	66.9	(2.3)	64.8	68.1	(3.3)
Contract	5.5	4.2	1.3	5.1	4.2	0.9
Other	2.1	2.3	(0.2)	2.1	2.1	—
Park continued to see improvements in demand as business travel accelerated and group demand continued to return to its urban and resort hotels, increasing Comparable group revenues for the fourth quarter of 2023 by nearly 9% year-over-year. Comparable RevPAR growth continued to be driven by Park's key urban markets, with Comparable RevPAR for the fourth quarter up nearly 8% year-over-year for its urban portfolio, resulting from the continued acceleration of group business in Boston, Chicago, Denver and New York where RevPAR at the New York Hilton Midtown increased over 14%. Additionally, leisure demand trends remained strong at Park's Hawaii hotels while group demand continued to improve, increasing RevPAR by over 8% versus prior year.
During the fourth quarter of 2023, projected Comparable group revenues for 2024 increased by nearly $46 million, or approximately 185,000 Comparable group room nights, as compared to the end of September 2023. As of the end of December 2023, Comparable Group Revenue Pace and room night bookings for 2024 increased over 13% and nearly 9% as compared to what 2023 group bookings were as of the end of December 2022, respectively, with 2024 average Comparable group rates projected to exceed 2023 average group rates by 4% for the same time period.

Results for Park's Comparable hotels in each of the Company’s key markets are as follows:

(unaudited)			Comparable ADR			Comparable Occupancy				Comparable RevPAR
	Hotels	Rooms	4Q23	4Q22	Change(1)	4Q23	4Q22	Change		4Q23	4Q22	Change(1)
Hawaii	2	3,507	$313.30	$305.20	2.7%	84.7%	80.2%	4.5	% pts	$265.50	$245.04	8.4%
Orlando	3	2,325	231.79	243.50	(4.8)	65.2	68.3	(3.1)		151.18	166.26	(9.1)
New Orleans	1	1,622	214.82	211.44	1.6	68.7	68.3	0.4		147.64	144.48	2.2
Boston	3	1,536	240.47	224.09	7.3	79.4	77.8	1.6		191.04	174.54	9.5
New York	1	1,878	391.98	363.73	7.8	89.8	84.7	5.1		352.03	307.95	14.3
Southern California	5	1,773	211.95	215.37	(1.6)	72.5	71.7	0.8		153.65	154.46	(0.5)
Chicago	3	2,467	220.54	223.89	(1.5)	56.4	53.5	2.9		124.42	119.85	3.8
Key West(2)	2	461	500.78	454.01	10.3	56.4	69.7	(13.3)		282.40	316.54	(10.8)
Denver	1	613	180.17	177.32	1.6	69.9	63.8	6.1		125.94	113.21	11.2
Miami	1	393	243.58	251.29	(3.1)	80.1	81.5	(1.4)		195.00	204.60	(4.7)
Washington, D.C.	2	1,085	189.29	174.32	8.6	65.4	66.8	(1.4)		123.84	116.52	6.3
Seattle	2	1,246	136.55	157.98	(13.6)	65.5	59.7	5.8		89.47	94.32	(5.1)
San Francisco	2	660	241.97	229.50	5.4	71.7	74.4	(2.7)		173.38	170.57	1.6
Other	11	3,862	193.98	192.81	0.6	63.5	62.1	1.4		123.18	119.78	2.8
All Markets	39	23,428	$250.93	$246.35	1.9%	71.0%	69.5%	1.5	% pts	$178.25	$171.21	4.1%
______________________________________________
(1)Calculated based on unrounded numbers.
(2)In mid-May 2023, operations at the Casa Marina Key West, Curio Collection, were suspended for a full-scale renovation and partially reopened in October 2023, with all rooms reopened by December 2023.
Balance Sheet and Liquidity
Park's current liquidity is over $1.3 billion, including approximately $950 million of available capacity under the Company's revolving credit facility ("Revolver"). As of December 31, 2023, Park's Comparable Net Debt was approximately $3.4 billion, which excludes the SF Mortgage Loan and considers the $162 million special dividend resulting from Park's effective exit from the Hilton San Francisco Hotels paid in January 2024.
As of December 31, 2023, the weighted average maturity of Park's consolidated debt, excluding the SF Mortgage Loan, is 3.4 years.
Park had the following debt outstanding as of December 31, 2023:

(unaudited, dollars in millions)
Debt	Collateral	Interest Rate	Maturity Date	As of December 31, 2023
Fixed Rate Debt
Mortgage loan	Hilton Denver City Center	4.90%	June 2024(1)	$54
Mortgage loan	Hyatt Regency Boston	4.25%	July 2026	128
Mortgage loan	DoubleTree Hotel Spokane City Center	3.62%	July 2026	14
Mortgage loan	Hilton Hawaiian Village Beach Resort	4.20%	November 2026	1,275
Mortgage loan	Hilton Santa Barbara Beachfront Resort	4.17%	December 2026	159
Mortgage loan	DoubleTree Hotel Ontario Airport	5.37%	May 2027	30
2025 Senior Notes		7.50%	June 2025	650
2028 Senior Notes		5.88%	October 2028	725
2029 Senior Notes		4.88%	May 2029	750
Finance lease obligations		7.66%	2024 to 2028	1
Fixed Rate Debt		5.24%(2)		3,786

Variable Rate Debt
Revolver(3)	Unsecured	SOFR + 2.10%	December 2026	—
Total Variable Rate Debt		7.44%		—

Add: unamortized premium				1
Less: unamortized deferred financing costs and discount				(22)
Total Debt(4)(5)		5.24%(2)		$3,765
______________________________________________
(1)The loan matures in August 2042 but is callable by the lender with six months of notice. As of December 31, 2023, Park had not received notice from the lender.
(2)Calculated on a weighted average basis.
(3)Park has approximately $950 million of available capacity under the Revolver.
(4)Excludes $164 million of Park’s share of debt of its unconsolidated joint ventures.
(5)Excludes the SF Mortgage Loan, which is included in debt associated with hotels in receivership in Park's consolidated balance sheets. In June 2023, Park ceased making debt service payments toward the non-recourse SF Mortgage Loan, and Park received a notice of default. The stated rate on the loan is

4.11%, however, beginning June 1, 2023, the default interest rate on the loan is 7.11%. Additionally, beginning June 1, 2023, the loan accrues a monthly late payment administrative fee of 3% of the monthly amount due. In October 2023, the Hilton San Francisco Hotels were placed into court-ordered receivership, and thus, Park has no further economic interest in the operations of the hotels.
Capital Investments
In January 2024, Park completed the over $220 million capital improvement project at its Bonnet Creek Orlando complex, which included meeting space expansion and renovation of guestrooms, existing meeting space, lobbies, food and beverage outlets, golf course and other recreational amenities. Including the renovations at the Bonnet Creek Orlando complex, Park spent nearly $300 million on capital improvements at its hotels during 2023, with $90 million spent during the fourth quarter of 2023, which also includes the completion of the approximately $85 million guestroom renovation at the Tapa Tower of the Hilton Hawaiian Village Waikiki Beach Resort, the $80 million renovation of all guestrooms, public spaces, food and beverage outlets, and certain hotel infrastructure at the Casa Marina Key West, Curio Collection, the $11 million phase 2 guestroom renovation in the Riverside Building at the Hilton New Orleans Riverside, and the $5 million ballroom renovation at the New York Hilton Midtown.
Park has approved an additional $190 million to $200 million in capital expenditures for 2024. Combined with previously approved projects, Park expects to spend between $230 million to $250 million in 2024. Key renovations and return on investment projects approved for 2024 are summarized below:

(dollars in millions)
Project & Scope of Work	Estimated Start Date	Estimated Completion Date	Budget
Hilton Hawaiian Village Waikiki Beach Resort
Guestroom renovations: Renovation of 392 guestrooms at the Rainbow Tower	Q3 2024	Q1 2025	$40
Guestroom additions: Adding 26 guestrooms (12 in 2024, 14 in 2025) through the conversion of suites to increase room count at the Rainbow Tower to 822	Q3 2024	Q1 2026	$4
Hilton Waikoloa Village
Guestroom renovations: Renovation of 197 guestrooms at the Palace Tower	Q3 2024	Q1 2025	$29
Guestroom additions: Adding 11 guestrooms (6 in 2024, 5 in 2025) through the conversion of suites to increase room count at the Palace Tower to 411	Q3 2024	Q1 2026	$2
Hilton New Orleans Riverside
Guestroom renovation: Renovation of 250 guestrooms at the 1,167-room Main Tower	Q3 2024	Q4 2024	$14
Dividends and Share Repurchases
Park declared cash dividends during the fourth quarter 2023 of $1.70 per share to stockholders of record as of December 29, 2023, which consisted of a special cash dividend of $0.77 per share from the effective exit from the Hilton San Francisco Hotels and Park's fourth quarter dividend of $0.93 per share based on 2023 operating results, both of which were paid on January 16, 2024.

On February 23, 2024, Park declared a first quarter 2024 cash dividend of $0.25 per share to be paid on April 15, 2024 to stockholders of record as of March 29, 2024.
During 2023, Park repurchased 14.6 million shares of common stock for a total purchase price of $180 million.

Full-Year 2024 Outlook
Park expects full-year 2024 operating results to be as follows:

(unaudited, dollars in millions, except per share amounts and RevPAR)

	Full-Year 2024 Outlook as of February 27, 2024
Metric	Low		High

Comparable RevPAR	$185		$188
Comparable RevPAR change vs. 2023	3.5%		5.5%

Net income	$146		$186
Net income attributable to stockholders	$134		$174
Earnings per share – Diluted(1)	$0.64		$0.83
Operating income	$397		$436
Operating income margin	14.9%		16.1%

Adjusted EBITDA	$645		$685
Comparable Hotel Adjusted EBITDA margin(1)	26.8%		27.8%
Comparable Hotel Adjusted EBITDA margin change vs. 2023(1)	(100)	bps	—	bps
Adjusted FFO per share – Diluted(1)	$2.02		$2.22
______________________________________________
(1)Amounts are calculated based on unrounded numbers.
Park's outlook is based in part on the following assumptions:
•Comparable RevPAR for the first quarter of 2024 is expected to be between $173 and $175;
•The mortgage loan secured by the Hilton Denver City Center is not called by the lender during 2024;
•Includes 50 bps of RevPAR and $9 million of Hotel Adjusted EBITDA disruption from renovations at certain of Park's hotels, of which $8 million is associated with renovations at Park's Hawaii hotels;
•Adjusted FFO excludes $55 million of default interest and late payment administrative fees associated with default of the SF Mortgage Loan for full-year 2024, which began in June 2023 and is required to be recognized in interest expense until legal title to the Hilton San Francisco Hotels are transferred;
•Fully diluted weighted average shares for the full-year 2024 of 211 million; and
•Park's Comparable portfolio as of February 27, 2024 and does not take into account potential future acquisitions, dispositions or any financing transactions, which could result in a material change to Park’s outlook.
Park's full-year 2024 outlook is based on a number of factors, many of which are outside the Company's control, including uncertainty surrounding macro-economic factors, such as inflation, changes in interest rates, supply chain disruptions and the possibility of an economic recession or slowdown, as well as the assumptions set forth above, all of which are subject to change.
Supplemental Disclosures
In conjunction with this release, Park has furnished a financial supplement with additional disclosures on its website. Visit www.pkhotelsandresorts.com for more information. Park has no obligation to update any of the information provided to conform to actual results or changes in Park’s portfolio, capital structure or future expectations.
Corporate Responsibility
In December 2023, Park published its 2023 Annual Corporate Responsibility Report ("CR Report") which includes Global Reporting Initiative ("GRI") and Sustainability Accounting Standards Board ("SASB") indices as well as its Task Force on Climate-Related Financial Disclosures ("TCFD") report. The 2023 CR Report details Park's energy, carbon, water and waste metrics and also highlights the Company's enhanced sustainability and corporate responsibility efforts, including the efforts of Park's subcommittees - the Green Park Committee, the Park Cares Committee and the Diversity & Inclusion Steering Committee.

Park participated in the 2023 Global Real Estate Sustainability Benchmark ("GRESB") assessment for the fourth consecutive year, receiving its highest score thus far, ranking in the top third of all publicly listed GRESB participant companies in the Americas and registering a three-point increase over 2022, continuing the Company's trend of enhancing its overall environmental, social and governance efforts and making meaningful improvements toward decarbonization. Park was also recognized by Newsweek as one of

America's Most Trustworthy Companies for 2023 and recently, recognized as one of America's Most Responsible Companies for 2024, the fourth time Park has been included in the annual survey. Additionally, Park received the 2023 Nareit Leader in the Light Award for the hospitality sector for the second year in a row, further highlighting its commitment to superior and consistent sustainability practices. Park was also named an ENERGY STAR® Partner of the Year in 2023 for Energy Management for its outstanding contributions in the transition to clean energy economy, and six of Park's properties earned the ENERGY STAR® Certifications for Superior Energy Performance, including its largest hotel, the Hilton Hawaiian Village Waikiki Beach Resort. Also, 83% of Park's portfolio was Google Eco-certified via Hilton's LightStay program.
Conference Call
Park will host a conference call for investors and other interested parties to discuss fourth quarter and full-year 2023 results on February 28, 2024 beginning at 11 a.m. Eastern Time. Participants may listen to the live webcast by logging onto the Investors section of the website at www.pkhotelsandresorts.com. Alternatively, participants may listen to the live call by dialing (877) 451-6152 in the United States or (201) 389-0879 internationally and requesting Park Hotels & Resorts’ Fourth Quarter and Full-Year 2023 Earnings Conference Call. Participants are encouraged to dial into the call or link to the webcast at least ten minutes prior to the scheduled start time.
A replay of the webcast will be available within 24 hours after the live event on the Investors section of Park’s website.
Annual Stockholders Meeting
Park will host its 2024 Annual Stockholders Meeting on April 19, 2024 at 8:00 am ET at 1775 Tysons Boulevard, Tysons, Virginia. Park's Board has established the close of business on February 29, 2024 as the record date for determining those stockholders that are entitled to vote at the 2024 Annual Stockholders Meeting.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to the effects of Park's decision to cease payments on its $725 million SF Mortgage Loan secured by the Hilton San Francisco Hotels and the lender's exercise of its remedies, including placing such hotels into receivership, as well as Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, including anticipated repayment of certain of Park's indebtedness, the completion of capital allocation priorities, the expected repurchase of Park's stock, the impact from macroeconomic factors (including inflation, elevated interest rates, potential economic slowdown or a recession and geopolitical conflicts), the effects of competition and the effects of future legislation or regulations, the expected completion of anticipated dispositions, the declaration and payment of future dividends and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “hopes” or the negative version of these words or other comparable words. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Park’s control and which could materially affect its results of operations, financial condition, cash flows, performance or future achievements or events.
Forward-looking statements are based on current expectations of management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2022, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
Park presents certain non-GAAP financial measures in this press release, including Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders, EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA, Hotel Adjusted EBITDA margin and Net debt. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of its operating performance. Please see the schedules included in this press release including the “Definitions” section for additional information and reconciliations of such non-GAAP financial measures.

About Park
Park is one of the largest publicly-traded lodging real estate investment trusts ("REIT") with a diverse portfolio of iconic and market-leading hotels and resorts with significant underlying real estate value. Park's portfolio currently consists of 43 premium-branded hotels and resorts (excluding the Hilton San Francisco Hotels) with over 26,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

PARK HOTELS & RESORTS INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except share and per share data)

	December 31,
	2023	2022
ASSETS
Property and equipment, net	$7,459	$8,301
Contract asset	760	—
Intangibles, net	42	43
Cash and cash equivalents	717	906
Restricted cash	33	33
Accounts receivable, net of allowance for doubtful accounts of $3 and $2	112	129
Prepaid expenses	59	58
Other assets	40	47
Operating lease right-of-use assets	197	214
TOTAL ASSETS (variable interest entities – $236 and $237)	$9,419	$9,731
LIABILITIES AND EQUITY
Liabilities
Debt	$3,765	$3,892
Debt associated with hotels in receivership	725	725
Accrued interest associated with hotels in receivership	35	—
Accounts payable and accrued expenses	210	220
Dividends payable	362	56
Due to hotel managers	131	141
Other liabilities	200	172
Operating lease liabilities	223	234
Total liabilities (variable interest entities – $218 and $219)	5,651	5,440
Stockholders' Equity
Common stock, par value $0.01 per share, 6,000,000,000 shares authorized, 210,676,264 shares issued and 209,987,581 shares outstanding as of December 31, 2023 and 224,573,858 shares issued and 224,061,745 shares outstanding as of December 31, 2022	2	2
Additional paid-in capital	4,156	4,321
(Accumulated deficit) retained earnings	(344)	16
Total stockholders' equity	3,814	4,339
Noncontrolling interests	(46)	(48)
Total equity	3,768	4,291
TOTAL LIABILITIES AND EQUITY	$9,419	$9,731

PARK HOTELS & RESORTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Rooms	$397	$406	$1,653	$1,559
Food and beverage	178	175	696	606
Ancillary hotel	61	63	264	261
Other	21	21	85	75
Total revenues	657	665	2,698	2,501

Operating expenses
Rooms	106	110	449	408
Food and beverage	124	128	501	449
Other departmental and support	151	160	635	613
Other property	59	50	241	223
Management fees	31	31	126	115
Impairment and casualty loss	—	2	204	6
Depreciation and amortization	94	65	287	269
Corporate general and administrative	15	15	65	63
Other	22	20	83	72
Total expenses	602	581	2,591	2,218

Gain on sale of assets, net	—	—	15	13
Gain on derecognition of assets	221	—	221	—

Operating income	276	84	343	296

Interest income	9	8	38	13
Interest expense	(52)	(54)	(207)	(217)
Interest expense associated with hotels in receivership	(14)	(8)	(45)	(30)
Equity in earnings from investments in affiliates	2	9	11	15
Other (loss) gain, net	—	(2)	4	96

Income before income taxes	221	37	144	173
Income tax expense	(33)	(2)	(38)	—
Net income	188	35	106	173
Net income attributable to noncontrolling interests	(1)	(1)	(9)	(11)
Net income attributable to stockholders	$187	$34	$97	$162

Earnings per share:
Earnings per share - Basic	$0.89	$0.15	$0.44	$0.71
Earnings per share - Diluted	$0.88	$0.15	$0.44	$0.71

Weighted average shares outstanding – Basic	209	224	214	228
Weighted average shares outstanding – Diluted	210	224	215	228

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$188	$35	$106	$173
Depreciation and amortization expense	94	65	287	269
Interest income	(9)	(8)	(38)	(13)
Interest expense	52	54	207	217
Interest expense associated with hotels in receivership	14	8	45	30
Income tax expense	33	2	38	—
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	1	2	8	9
EBITDA	373	158	653	685
Gain on sales of assets, net(1)	—	(9)	(15)	(22)
Gain on derecognition of assets(2)	(221)	—	(221)	—
Gain on sale of investments in affiliates(3)	—	—	(3)	(92)
Share-based compensation expense	4	4	18	17
Casualty and impairment loss	—	2	204	6
Other items	7	4	23	12
Adjusted EBITDA	$163	$159	$659	$606
______________________________________________
(1)For the three months and year ended December 31, 2022, includes a gain of $9 million on the sale of the DoubleTree Hotel Las Vegas Airport included in equity in earnings (losses) from investments in affiliates.
(2)For the three months and year ended December 31, 2023, represents the gain from derecognizing the Hilton San Francisco Hotels from Park's consolidated balance sheet in October 2023, when the receiver took control of the hotels.
(3)Included in other gain (loss), net.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
COMPARABLE HOTEL ADJUSTED EBITDA AND
COMPARABLE HOTEL ADJUSTED EBITDA MARGIN

(unaudited, dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted EBITDA	$163	$159	$659	$606
Less: Adjusted EBITDA from investments in affiliates	(5)	(5)	(24)	(25)
Add: All other(1)	11	12	51	49
Hotel Adjusted EBITDA	169	166	686	630
Less: Adjusted EBITDA from hotels disposed of	—	(4)	(3)	(18)
Less: Adjusted EBITDA from the Hilton San Francisco Hotels	2	5	(3)	11
Comparable Hotel Adjusted EBITDA	$171	$167	$680	$623

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Total Revenues	$657	$665	$2,698	$2,501
Less: Other revenue	(21)	(21)	(85)	(75)
Less: Revenues from hotels disposed of	—	(14)	(10)	(65)
Less: Revenues from the Hilton San Francisco Hotels	(17)	(40)	(162)	(145)
Comparable Hotel Revenues	$619	$590	$2,441	$2,216

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change(2)		2023	2022	Change(2)
Total Revenues	$657	$665	(1.0)%		$2,698	$2,501	7.9%
Operating income	$276	$84	229.6%		$343	$296	16.1%
Operating income margin(2)	42.0%	12.6%	2,940	bps	12.7%	11.8%	90	bps

Comparable Hotel Revenues	$619	$590	4.9%		$2,441	$2,216	10.2%
Comparable Hotel Adjusted EBITDA	$171	$167	2.1%		$680	$623	9.1%
Comparable Hotel Adjusted EBITDA margin(2)	27.5%	28.2%	(70)	bps	27.8%	28.1%	(30)	bps
______________________________________________
(1)Includes other revenues and other expenses, non-income taxes on TRS leases included in other property expenses and corporate general and administrative expenses in the consolidated statements of operations.
(2)Percentages are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
NAREIT FFO AND ADJUSTED FFO
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributable to stockholders	$187	$34	$97	$162
Depreciation and amortization expense	94	65	287	269
Depreciation and amortization expense attributable to noncontrolling interests	(1)	(1)	(4)	(4)
Gain on sales of assets, net	—	—	(15)	(13)
Gain on derecognition of assets(1)	(221)	—	(221)	—
Gain on sale of investments in affiliates(2)	—	—	(3)	(92)
Impairment loss	—	—	202	—
Equity investment adjustments:
Equity in earnings from investments in affiliates	(2)	(9)	(11)	(15)
Pro rata FFO of investments in affiliates	2	1	14	12
Nareit FFO attributable to stockholders	59	90	346	319
Casualty loss	—	2	2	6
Share-based compensation expense	4	4	18	17
Interest expense associated with hotels in receivership(3)	12	—	20	—
Other items(4)	35	5	53	10
Adjusted FFO attributable to stockholders	$110	$101	$439	$352
Nareit FFO per share – Diluted(5)	$0.28	$0.40	$1.61	$1.40
Adjusted FFO per share – Diluted(5)	$0.52	$0.45	$2.04	$1.54
Weighted average shares outstanding – Diluted	210	224	215	228
______________________________________________
(1)For the three months and year ended December 31, 2023, represents the gain from derecognizing the Hilton San Francisco Hotels from Park's consolidated balance sheet in October 2023, when the receiver took control of the hotels.
(2)Included in other gain (loss), net.
(3)Reflects incremental default interest expense and late payment administrative fees associated with the default of the SF Mortgage Loan beginning in June 2023 and all interest expense that has accrued since the Hilton San Francisco Hotels were placed into receivership at the end of October 2023.
(4)For the three months and year ended December 31, 2023, includes $28 million of income tax expense associated with the effective exit from the Hilton San Francisco Hotels.
(5)Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
NET DEBT

(unaudited, in millions)
Comparable December 31, 2023
Debt	$3,765
Add: unamortized deferred financing costs and discount	22
Less: unamortized premium	(1)
Debt, excluding unamortized deferred financing cost, premiums and discounts	3,786
Add: Park's share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	164
Less: cash and cash equivalents(1)	(555)
Less: restricted cash	(33)
Net debt	$3,362
______________________________________________
(1)Considers the additional distribution of $162 million (or approximately $0.77 per share) in connection with the effective exit from the Hilton San Francisco Hotels. The cash dividend of $0.77 per share was declared on October 27, 2023 and paid on January 16, 2024 to stockholders of record as of December 29, 2023.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
OUTLOOK – EBITDA, ADJUSTED EBITDA, COMPARABLE HOTEL ADJUSTED EBITDA
AND COMPARABLE HOTEL ADJUSTED EBITDA MARGIN

(unaudited, in millions)	Year Ending
	December 31, 2024
	Low Case	High Case
Net income	$146	$186
Depreciation and amortization expense	258	258
Interest income	(17)	(17)
Interest expense	209	209
Interest expense associated with hotels in receivership	55	55
Income tax expense	7	7
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	7	7
EBITDA	665	705
Gain on derecognition of assets	(55)	(55)
Share-based compensation expense	17	17
Other items	18	18
Adjusted EBITDA	645	685
Less: Adjusted EBITDA from investments in affiliates	(22)	(23)
Add: All other	59	59
Comparable Hotel Adjusted EBITDA	$682	$721

	Year Ending
	December 31, 2024
	Low Case	High Case
Total Revenues	$2,662	$2,711
Less: Other revenue	(121)	(121)
Comparable Hotel Revenues	$2,541	$2,590

	Year Ending
	December 31, 2024
	Low Case	High Case
Total Revenues	$2,662	$2,711
Operating income	$397	$436
Operating income margin(1)	14.9%	16.1%

Comparable Hotel Revenues	$2,541	$2,590
Comparable Hotel Adjusted EBITDA	$682	$721
Comparable Hotel Adjusted EBITDA margin(1)	26.8%	27.8%
______________________________________________
(1)Percentages are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
OUTLOOK – NAREIT FFO ATTRIBUTABLE TO STOCKHOLDERS AND
ADJUSTED FFO ATTRIBUTABLE TO STOCKHOLDERS

(unaudited, in millions except per share data)	Year Ending
	December 31, 2024
	Low Case	High Case
Net income attributable to stockholders	$134	$174
Depreciation and amortization expense	258	258
Depreciation and amortization expense attributable to noncontrolling interests	(5)	(5)
Gain on derecognition of assets	(55)	(55)
Equity investment adjustments:
Equity in earnings from investments in affiliates	(6)	(7)
Pro rata FFO of equity investments	13	13
Nareit FFO attributable to stockholders	339	378
Share-based compensation expense	17	17
Interest expense associated with hotels in receivership	55	55
Other items	15	17
Adjusted FFO attributable to stockholders	$426	$467
Adjusted FFO per share – Diluted(1)	$2.02	$2.22
Weighted average diluted shares outstanding	211	211
______________________________________________
(1)Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
DEFINITIONS
Comparable
The Company presents certain data for its consolidated hotels on a Comparable basis as supplemental information for investors: Comparable Hotel Revenues, Comparable RevPAR, Comparable Occupancy, Comparable ADR, Comparable Hotel Adjusted EBITDA and Comparable Hotel Adjusted EBITDA Margin. The Company presents Comparable hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s Comparable metrics include results from hotels that were active and operating in Park's portfolio since January 1st of the previous year and property acquisitions as though such acquisitions occurred on the earliest period presented. Additionally, Comparable metrics exclude results from property dispositions that have occurred through February 27, 2024 and the Hilton San Francisco Hotels, which were placed into receivership at the end of October 2023.
EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin
Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates.
Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude the following items that are not reflective of Park's ongoing operating performance or incurred in the normal course of business, and thus, excluded from management's analysis in making day-to-day operating decisions and evaluations of Park's operating performance against other companies within its industry:
•Gains or losses on sales of assets for both consolidated and unconsolidated investments;
•Costs associated with hotel acquisitions or dispositions expensed during the period;
•Severance expense;
•Share-based compensation expense;
•Impairment losses and casualty gains or losses; and
•Other items that management believes are not representative of the Company’s current or future operating performance.
Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, which excludes hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels.
Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.
EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.
The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing the Company’s operating performance and results as reported under U.S. GAAP. Because of these limitations, EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.
Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders, Nareit FFO per share – diluted and Adjusted FFO per share – diluted
Nareit FFO attributable to stockholders and Nareit FFO per diluted share (defined as set forth below) are presented herein as non-GAAP measures of the Company’s performance. The Company calculates funds from (used in) operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the Company’s pro rata share of the FFO of those entities on the same basis. As noted by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. The Company believes Nareit FFO provides useful information to investors regarding its operating performance and can facilitate comparisons of operating performance between periods and between REITs. The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently. The Company calculates Nareit FFO per diluted share as Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.
The Company also presents Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating its performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. Management historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. Management believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:
•Costs associated with hotel acquisitions or dispositions expensed during the period;
•Severance expense;
•Share-based compensation expense;
•Casualty gains or losses; and
•Other items that management believes are not representative of the Company’s current or future operating performance.
Net debt
Net debt, presented herein, is a non-GAAP financial measure that the Company uses to evaluate its financial leverage. Net debt is calculated as (i) debt excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.
The Company believes Net debt provides useful information about its indebtedness to investors as it is frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net debt may not be comparable to a similarly titled measure of other companies.

Occupancy
Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses Occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.
Average Daily Rate
ADR (or rate) represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in Occupancy, as described above.
Revenue per Available Room
Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: Occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods.
Total RevPAR
Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period. Management considers Total RevPAR to be a meaningful indicator of the Company’s performance as approximately one-third of revenues are earned from food and beverage and other hotel revenues. Total RevPAR is also a useful indicator in measuring performance over comparable periods.
Group Revenue Pace
Group Revenue Pace represents bookings for future business and is calculated as group room nights multiplied by the contracted room rate expressed as a percentage of a prior period relative to a prior point in time.